Exhibit 10.104
Deed Poll Guarantee and Indemnity
relating to the
A$3,500,000,000
Medium Term Note Programme
of Countrywide Financial Corporation
Countrywide Home Loans, Inc. as Guarantor
Mallesons Stephen Jaques
Level 50
Bourke Place
600 Bourke Street
Melbourne Vic 3000
Australia
T +61 3 9643 4000
F +61 3 9643 5999
DX 101 Melbourne
www.mallesons.com
Ref: CET:MMO:MYT

Contents	Deed Poll Guarantee and Indemnity

	1 Interpretation	1
	2 Deed poll	2
	3 Guarantee	2
	4 Undertaking to comply	3
	5 Indemnity	3
	6 Interest on overdue amounts	3
	7 Waiver of rights	3
	8 Continuing security	4
	9 Guarantee not affected	4
	10 Suspension of Guarantor’s rights	4
	11 Reinstatement of guarantee	4
	12 Costs	5
	13 Notices	5
	14 Deposit and production of deed	6
	15 Payments	6
	16 Governing law	6

Deed Poll Guarantee and Indemnity

Date:	29 April 2005

Parties:	COUNTRYWIDE HOME LOANS, INC. (“Guarantor”)

In favour of:	Each person who is from time to time a Noteholder (as defined below).

Recitals:
A.	Under the Dealer Agreement (as defined below), Countrywide Financial Corporation (“Issuer”) has established a programme for the issue of Notes from time to time (“Programme”).

B.	The Guarantor has authorised the giving of this guarantee and indemnity in favour of Noteholders from time to time under the Programme.
1 Interpretation
1.1	Capitalised terms which have a defined meaning in the Note Deed Poll have the same meaning when used in this deed.

1.2	The following words have these meanings in this deed unless the contrary intention appears:

Bills has the same meaning as “bill of exchange” in the Bills of Exchange Act 1909 of Australia.

Note Deed Poll means the note deed poll executed by the Issuer in relation to the Programme on or about the date of this deed.

Overdue Rate means:
(a)	where an overdue rate is specified in the Pricing Supplement for a Note, that rate; or

(b)	in any other case:
(i)	the rate, expressed as a yield per cent per annum (rounded upwards if necessary to two decimal places) calculated by the Programme Manager as the average of the buying rates on the BBSW reference rate page of the Reuters monitor system (or any page which replaces that page) by about 10.30am (Sydney time) on the first day of that period, for Bills having a tenor of equal or as near as possible to the period for which the interest is payable eliminating from the calculation the highest rate so published if one such rate is higher than all the other such rates, and the lowest rate so published if one such rate is lower than all the other such rates; or

(ii)	if less than three such rates are so published at that time on such a day the buying rate available to the Programme

Manager at about 11.00 am (Sydney time) on that day, as conclusively determined in good faith by the Programme Manager, for bank accepted Bills having a tenor equal to, or as near as possible to, the period for which interest is payable.
1.3	In this deed unless the contrary intention appears:
(a)	a reference to this deed or another instrument includes any variation or replacement of any of them;

(b)	the singular includes the plural and vice versa; and

(c)	a reference to any thing (including, without limitation, any amount) is a reference to the whole or any part of it and a reference to a group of persons is a reference to all of them collectively, to any two or more of them collectively and to each of them individually.
1.4	Headings are inserted for convenience and do not affect the interpretation of this deed.
2 Deed poll
2.1	This deed is executed as a deed poll. Accordingly, each Noteholder has the benefit of, and is entitled to enforce, this deed even though it is not a party to, or is not in existence at the time of execution and delivery of, this deed.

2.2	Each Noteholder may enforce its rights under this deed independently from each other Noteholder.

2.3	Each Noteholder and any person claiming through or under a Noteholder is bound by this deed. The Notes will be issued on the basis that each Noteholder is taken to have notice of, and be bound by, all the provisions of this deed and the Terms and Conditions.

2.4	The Guarantor is not entitled to assign or transfer all or any of its rights, benefits and obligations under this deed. Each Noteholder is entitled to assign all or any of its rights and benefits under this deed.
3 Guarantee
3.1	The Guarantor irrevocably and unconditionally guarantees to the Noteholders the due and punctual payment of the principal of and interest due on the Notes and of all other amounts payable by the Issuer on the Notes.

3.2	If the Issuer fails for any reason to punctually pay any such principal, interest or other amount payable by the Issuer on the Notes, the Guarantor agrees to cause each such payment to be made as if the Guarantor instead of the Issuer were expressed to be the primary obligor of the relevant Note, and not merely as surety (but without affecting the Issuer’s obligations) to the intent that Noteholders receive the same amounts in respect of principal, interest or such other amount as would have been receivable had the payments been made by the Issuer.
3.3	The obligations of the Guarantor under this deed constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and rank pari passu and (except for liabilities manditorily preferred by law) equally with all other unsecured and unsubordinated obligations of the Guarantor, from time to time outstanding.
4 Undertaking to comply
The Guarantor undertakes to comply with its obligations under the Terms and Conditions.
5 Indemnity
If any payment received by any Noteholder in relation to the Notes (whether on the subsequent bankruptcy, insolvency or corporate reorganisation of the Issuer or, without limitation, on any other event) is avoided or set aside for any reason, such payment does not discharge or diminish the liability of the Guarantor and this guarantee continues to apply as if such payment had at all times remained owing by the Issuer and the Guarantor indemnifies the Noteholders in respect of such payment provided that the obligations of the Guarantor under this clause 5, as regards each payment made to any Noteholder, which is avoided or set aside, are contingent upon such payment being reimbursed to the Issuer or other persons entitled through the Issuer.
6 Interest on overdue amounts
The Guarantor agrees to pay interest on any amount payable under this deed from when the amount becomes due for payment until it is paid in full. Accumulated interest is payable at the end of each calendar month. The interest rate to be applied to each daily balance is the higher of:
(a)	the Overdue Rate on the date that the money becomes due and payable but is unpaid and each date falling 30 days after that date; and

(b)	the rate fixed or payable under a judgment.
7 Waiver of rights
The Guarantor waives any right it has of first requiring the Noteholders to commence proceedings or enforce any other right against the Issuer or any other person before claiming under this deed.

8 Continuing security
This deed is a continuing security and is not discharged by any one payment.
9 Guarantee not affected
The liabilities of the Guarantor under this deed as a guarantor, indemnifier or principal debtor and the rights of the Noteholders under this deed are not affected by anything which might otherwise affect them at law or in equity including, but not limited to, one or more of the following:
(a)	a Noteholder granting time or other indulgence to, compounding or compromising with or releasing the Issuer;

(b)	acquiescence, delay, acts, omissions or mistakes on the part of a Noteholder;

(c)	any novation of a right of a Noteholder;

(d)	any variation of a right of a Noteholder; or

(e)	the invalidity or unenforceability of an obligation or liability of a person other than the Guarantor.
10 Suspension of Guarantor’s rights
The Guarantor may not, without the consent of the Noteholders:
(a)	raise a set-off or counterclaim available to it or the Issuer against a Noteholder in reduction of its liability under this deed;

(b)	claim to be entitled by way of contribution, indemnity, subrogation, marshalling or otherwise to the benefit of any security or guarantee held by a Noteholder in connection with the Transaction Documents; or

(c)	prove in competition with the Noteholders if a liquidator, provisional liquidator, receiver, administrator or trustee in bankruptcy is appointed in respect of the Issuer or the Issuer is otherwise unable to pay its debts when they fall due, until all money payable to the Noteholders in connection with the Transaction Documents is paid.
11 Reinstatement of guarantee
If a claim that a payment or transfer to a Noteholder in connection with a Note or this deed is void or voidable (including, but not limited to, a claim under laws relating to liquidation, administration, insolvency or protection of creditors) is upheld, conceded or compromised then that Noteholder is entitled immediately as against the Guarantor to the rights to which it would have been entitled under this deed if the payment or transfer had not occurred.
12 Costs
The Guarantor agrees to pay or reimburse Noteholders on demand for:
(a)	the Noteholder’s properly incurred costs, charges and expenses in making, enforcing and doing anything in connection with this deed including, but not limited to, legal costs and expenses on a full indemnity basis; and

(b)	all stamp duties, fees, taxes and charges which are payable in connection with this deed or a payment, receipt or other transaction contemplated by it.

Money paid to a Noteholder by the Guarantor must be applied first against payment of costs, charges and expenses under this clause then against other obligations under this deed.
13 Notices
13.1	All notices to Noteholders with respect to this deed are valid if:
(a)	made by an advertisement published in The Australian Financial Review or any other newspaper or newspapers circulated in Australia generally; or

(b)	made by prepaid post or delivery to the address of each Noteholder or any relevant Noteholder as shown in the Register at the close of business three Business Days prior to the dispatch of the relevant notice or communication.
13.2	All notices, requests, demands, consents, approvals, agreements or other communications to the Guarantor under this deed must be in writing left at the address of the addressee or sent by prepaid ordinary post (airmail if outside Australia) to the address of the addressee or by facsimile to the facsimile number of the addressee set out below:

Address:	Countrywide Home Loans, Inc.
4500 Park Granada, MS: CH-43A
Calabasas
California 91302
U.S.A.

Telephone:	001 818 225 3001
Facsimile:	001 818 225 4041
Attention:	Jennifer Sandefur
Senior Managing Director and Treasurer
or such other address or facsimile number as the Guarantor may notify to the Noteholders from time to time.

13.3	Unless a later time is specified in it a notice or other communication takes effect from the time it is received, except that if it is received after 5.00pm in the place of receipt or on a non-business day in that place, it is to be taken to be received at 9.00am on the next succeeding Business Day in that place.

13.4	Subject to clause 13.3, proof of posting of a letter or of dispatch of a facsimile or of publication of a notice is proof of receipt:
(a)	in the case of a letter, on the third day after posting; and

(b)	in the case of a facsimile, on receipt by the sender of a successful transmission report; and

(c)	in the case of publication, on the date of such publication.
14 Deposit and production of deed
14.1	This deed must be deposited with and held by the Registrar for so long as any claim made against the Issuer or the Guarantor by any Noteholder in relation to the Notes or this deed has not been finally adjudicated, settled or discharged.

14.2	The Guarantor acknowledges the right of every Noteholder to the production of this deed in accordance with clause 4.9 of the Agency Services Agreement.
15 Payments
15.1	All payments by the Guarantor under this deed must be made in full, without set-off or counterclaim and, subject to clause 15.2, free and clear of any deductions or withholdings in the same manner and currency which the Issuer is (or would have been but for the occurrence of any insolvency event) required to pay under the Notes.

15.2	If at any time, the Guarantor is required by law to make any deduction or withholding for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of the United States of America or any political subdivision or any authority thereof or therein having power to tax from any payments due under this deed to a Noteholder, the sum due from the Guarantor in respect of such payment shall be increased in accordance with and subject to the exceptions set out in Condition 9.1 (Additional amounts).

15.3	All payments by the Guarantor under this deed are subject in all cases to applicable provisions of fiscal and other laws, regulations and directives.
16 Governing law
16.1	This deed is governed by the law in force in New South Wales.
16.2	The Guarantor irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and courts of appeal from them in relation to any action (including, without limitation, any writ of summons or other originating process or any third or other party notice) arising out of or in relation to this deed. The Guarantor waives any right it has to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.
16.3	Without preventing any other mode of service, any document in an action (including, without limitation, any writ of service of summons or other originating process or any third or other party notice) arising out of or in relation to this deed may be served on the Guarantor by being left for the Guarantor with its process agent referred to in clause 16.4.

16.4	The Guarantor has appointed Dabserv Corporate Services Pty Ltd (ABN 73 001 824 111) currently c/- Mallesons Stephen Jaques, Governor Phillip Tower, 1 Farrer Place, Sydney, NSW 2000, Australia as its agent to receive any document referred to in clause 16.3. If for any reason that person ceases to be able to act as such, the Guarantor will immediately appoint another person with an office located in the Commonwealth of Australia to receive any such document and promptly notify Noteholders of such appointment.
EXECUTED as a deed poll by the Guarantor

Execution page

EXECUTED AS A DEED POLL by	)
)
)
for COUNTRYWIDE HOME LOANS, INC.	)
acting under the authority of that	)
company	)	/s/ Eric P. Sieracki
in the presence of:	)	By executing this deed
	)	the authorised signatory
/s/ Derek W. Stark	)	states that it has
Signature of witness	)	received no notice of
	)	revocation of its signing
Derek W. Stark	)	authority
Name of witness (block letters))